FOR IMMEDIATE RELEASE
GSE SOLUTIONS ANNOUNCES SECOND QUARTER 2020 FINANCIAL RESULTS

Columbia, MD – August 19, 2020 - GSE Systems, Inc. (“GSE Solutions”, “GSE” or “the Company”) (Nasdaq: GVP),  a leader in delivering and supporting end-to-end training, engineering, compliance, simulation and workforce solutions to the power industry, announced today its financial results for the three months ended June 30, 2020.

Financial overview
•	Revenue of $14.3 million, compared to $23.5 million in Q2 2019
•	Gross profit of $3.6 million, compared to $5.9 million in Q2 2019
•	Net loss of $2.1 million or $(0.11) per basic and diluted share in Q2 2020, compared to a net loss of $216 thousand or $(0.01) per basic and diluted share in Q2 2019
•	Adjusted net loss[1] of $707 thousand or $(0.03) adjusted loss per diluted share in Q2 2020, compared to adjusted net income of $964 thousand or $0.05 adjusted earnings per diluted share in Q2 2019
•	Adjusted EBITDA[1] of $(191) thousand, compared to $1.9 million in Q2 2019
•	Cash provided by operations of $2 million YTD compared to cash used in operations of $909 thousand
•	Repaid $3.5 million of long-term debt during Q2 2020
•	New orders of $6.8 million compared to $9.5 million in Q2 2019

At June 30, 2020
•	Cash and cash equivalents of $18.3 million
•	Total indebtedness of $23.3 million
•	Working capital totaled $3.4 million and current ratio equaled 1.1x
•	Backlog of $46.6 million

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

Kyle J. Loudermilk, GSE’s President and Chief Executive Officer, said, “In the second quarter of 2020, we maintained a solid level of backlog, generated positive, operating cash flows and paid down approximately $3.5 million of long-term debt, notwithstanding challenges created by the COVID-19 pandemic. Commencing in the first quarter and continuing into the second quarter, the industry has experienced RFP delays, pushing back the award of new business opportunities that we are bidding on. While our results may be depressed near-term due to COVID-19 impact, nuclear facilities operate 24-7, and we believe that pent-up industry demand for our services will be released. Our NITC segment is well positioned to win significant training and consulting business in the pipeline and our Performance segment continues to win a steady flow of fundamental engineering and simulation projects. In this environment, we remain focused on growing GSE organically, containing costs, generating cash flow and deleveraging our balance sheet.”

Q2 2020 FINANCIAL RESULTS

Q2 2020 revenue of $14.3 million decreased by $9.1 million from $23.5 million in Q2 2019.

	Three months ended		Six months ended
(in thousands)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenue:
Performance	$8,273	$13,010	$17,984	$25,200
NITC	6,067	10,448	14,061	20,452
Total revenue	$14,340	$23,458	$32,045	$45,652

Performance revenue decreased to $8.3 million in Q2 2020 from $13.0 million in Q2 2019. The change was mainly driven by a decrease of $2.2 million due to major project completions in the second quarter of 2019. We recorded total Performance orders of $7.1 million and $3.7 million for Q2 2020 and Q2 2019, respectively.

NITC revenue decreased to $6.1 million in Q2 2020 from $10.4 million in Q2 2019. The decrease in revenue was largely due to lower staffing needs during the quarter, particularly attributed to lower demand for staff augmentation support from two major customers. NITC orders decreased by a net of $(0.3) million and $5.8 million for Q2 2020 and Q2 2019, respectively.

Q2 2020 gross profit was $3.6 million or 24.8% of revenue, compared to $5.9 million or 25.0% of revenue, in Q2 2019.

	Three months ended				Six months ended
	June 30, 2020		June 30, 2019		June 30, 2020		June 30, 2019
(in thousands)	$	%	$	%	$	%	$	%
Gross profit:
Performance	$2,730	33.0%	$4,540	34.9%	$5,758	32.0%	$8,239	32.7%
NITC	832	13.7%	1,327	12.7%	1,919	13.6%	2,364	11.6%
Consolidated gross profit	$3,562	24.8%	$5,867	25.0%	$7,677	24.0%	$10,603	23.2%
The decrease in our gross profit of $2.9 million was primarily driven by decreased gross profit margins in our Performance segment, due to completion of higher margin projects in our True North and DP Engineering subsidiaries during fiscal 2019.

Selling, general and administrative expenses in Q2 2020 totaled $4.7 million or 32.9% of revenue, compared to $4.3 million or 18.5% of revenue, in Q2 2019. The increase in SG&A during the three months ended June 30, 2020 over the same period for fiscal 2019, relates primarily to a provision for a loss on legal settlement of $861 thousand and an increase in the consulting expenses due to the COVID-19 pandemic; offset by the adjustment for the change in the fair value consideration related to the DP Engineering impairment of $(1.2) million.

Net loss for Q2 2020 totaled $2.1 million or $(0.11) per basic and diluted share, compared to a net loss of $216 thousand or $(0.01) per basic and diluted share, in Q2 2019.
Adjusted net loss totaled $707 thousand or $(0.03) per diluted share in Q2 2020, compared to adjusted net income of $964 thousand, or $0.05 per diluted share, in Q2 2019.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for Q2 2020 was approximately $(1.2) million, compared to $1.3 million in Q2 2019.

Adjusted EBITDA ("AEBITDA") totaled $(191) thousand in Q2 2020, compared to $1.9 million in Q2 2019.

BACKLOG AND CASH POSITION
Backlog at June 30, 2020 was $46.6 million, compared to $52.7 million at December 31, 2019. Backlog at June 30, 2020 included $31.2 million of Performance backlog and $15.4 million of NITC backlog. Performance backlog decreased by $6.0 million primarily due to 2019 backlog that was converted to revenues during 2020 and has only been partially replaced by new orders.

Our cash position was $18.3 million at June 30, 2020, compared to $11.7 million at December 31, 2019. The increase of $6.6 million during the six months ended June 30, 2020 in our cash and cash equivalents was primarily due to a positive, operating cash flow of $2 million, receipt of $10 million from the Paycheck Protection Program Loan and a draw of $3.5 million on our revolving line of credit, offset by repayments of debt of $8.7 million.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q2 2020 results as well as other matters.

Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/36552/indexl.htmlhttps://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/40287/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available at the following link: https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/40287/indexl.html or at www.gses.com for a longer period.

ABOUT GSE SOLUTIONS
We are the future of operational excellence in the power industry. As a collective group, GSE Solutions leverages top skills, expertise, and technology to provide highly specialized solutions that enable customers to achieve the performance they envision. Our experts deliver and support end-to-end training, engineering, compliance, simulation, and workforce solutions that help the power industry reduce risk and optimize plant operations. GSE is a proven solution provider, with more than four decades of industry experience and more than 1,100 installations serving hundreds of customers in over 50 countries spanning the globe. www.gses.com

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact	The Equity Group Inc.
Kyle Loudermilk	Kalle Ahl, CFA
Chief Executive Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7800

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Revenue	$14,340	$23,458	$32,045	$45,652
Cost of revenue	10,778	17,591	24,368	35,049
Gross profit	3,562	5,867	7,677	10,603
Operating expenses:
Selling, general and administrative	4,722	4,343	9,670	8,766
Research and development	179	156	389	396
Restructuring charges	-	2	10	2
Loss on impairment	-	-	4,302	5,464
Depreciation	70	102	178	193
Amortization of intangible assets	444	638	1,114	1,208
Total operating expenses	5,415	5,241	15,663	16,029

Operating (loss) income	(1,853)	626	(7,986)	(5,426)

Interest expense, net	(187)	(316)	(428)	(524)
Gain (loss) on derivative instruments, net	47	(101)	4	(8)
Other income (expense), net	24	(19)	53	3
Gain (loss) on derivative instruments, net	(1,969)	190	(8,357)	(5,955)
Other income (expense), net	180	406	50	(1,442)
(Loss) income before income taxes	$(2,149)	$(216)	$(8,407)	$(4,513)

Net loss per common share - basic and diluted	$(0.11)	$(0.01)	$(0.41)	$(0.23)

Weighted average shares outstanding used to compute net loss per share - basic and diluted	20,407,958	20,006,492	20,375,446	19,979,018

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data
(in thousands)

	(unaudited)	(audited)
	June 30, 2020	December 31, 2019

Cash and cash equivalents	$18,298	$11,691

Current assets	$32,568	$30,778
Noncurrent assets	21,691	27,731
Total assets	$54,259	$58,509

Current liabilities	29,207	34,434
Noncurrent liabilities	13,041	3,956
Stockholders' equity	12,011	20,119
Total liabilities and stockholders equity	$54,259	$58,509

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

References to “EBITDA” means Net Income (Loss), before taking into account interest income and expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA ("AEBITDA") exclude the impact on our net loss due to any impairment of our intangibles, gain from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, provision for legal settlements and acquisition-related expenses. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and AEBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and AEBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three months ended		Six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net loss	$(2,149)	$(216)	$(8,407)	$(4,513)
Interest expense, net	187	316	428	524
Provision for (benefit from) income taxes	180	406	50	(1,442)
Depreciation and amortization	593	839	1,451	1,629
EBITDA	(1,189)	1,345	(6,478)	(3,802)
Provision for legal settlement	861	-	861	-
Loss on impairment	-	-	-	(1,200)
Impact of the change in contingent consideration	-	-	4,302	5,464
Restructuring charges	-	2	10	2
Stock-based compensation expense	177	439	324	1,036
Gain (loss) on derivative instruments	(47)	101	(4)	8
Acquisition-related expenses	7	-	188	628
Adjusted EBITDA	$(191)	$1,887	$(797)	2,136

Adjusted Net (Loss) Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)

References to Adjusted Net (Loss) Income exclude the impact of gain from the change in fair value of contingent consideration, loss on impairment of our intangibles, restructuring charges, stock-based compensation expense, change in fair value of derivative instruments, acquisition-related expense, acquisition-related legal settlement, amortization of intangible assets and the income tax expense impact of any such adjustments. Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

(in thousands)	Three months ended		Six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net loss	$(2,149)	$(216)	$(8,407)	(4,513)
Provision for legal settlement	861	-	861	-
Loss on impairment	-	-	4,302	5,464
Impact of the change in fair value of contingent consideration	-	-	-	(1,200)
Restructuring charges	-	2	10	2
Stock-based compensation expense	177	439	324	1,036
Gain (loss) on derivative instruments, net	(47)	101	(4)	8
Acquisition-related expense	7	-	188	628
Amortization of intangible assets	444	638	1,114	1,208
Adjusted net (loss) income	$(707)	$964	$(1,612)	2,633

Adjusted (loss) earnings per common share – diluted	$(0.03)	$0.05	$(0.08)	0.13

Weighted average shares outstanding - diluted(1)	20,407,958	20,269,733	20,375,446	20,154,866

(1) During the three and six months ended June 30, 2020, we reported a GAAP net loss and an adjusted net loss. Accordingly, there were 74,732 and 56,373 dilutive shares from RSUs that were excluded from the adjusted net loss calculation during fiscal 2020.

(1) During the three and six months ended June 30, 2019, we reported a GAAP net loss and an adjusted net income. Accordingly, there were 263,241 and 175,848 of dilutive shares that were included in the adjusted earnings per share calculation that were excluded when calculating the net loss per common share.